Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK

The following summary of BurgerFi International, Inc.’s securities is based on and qualified by the Company’s Amended and Restated Certificate of Incorporation (the “Amended and Restated Charter”) and Amended and Restated Bylaws (the “Amended and Restated Bylaws”), each of which is incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “Annual Report”). References to the “Company” and to “we,” “us,” and “our” refer to BurgerFi International, Inc. and its subsidiaries.  Defined terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Annual Report.

General

As of December 31, 2020, the Company is authorized to issue 100,000,000 shares of Common Stock, par value $0.0001 (“Common Stock”), and 10,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”). As of April 13, 2021 there were 17,875,507 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding.

Common Stock

Unless otherwise required by the Delaware General Corporation Law (“DGCL”), any proposals (other than the election of directors) brought before any meeting of stockholders shall be decided by the vote of the holders of a majority of the stock represented and entitled to vote thereat. At all meetings of stockholders for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Each stockholder represented at a meeting of stockholders shall be entitled to cast one vote for each share of Common Stock entitled to vote thereat held by such stockholder.  There is no cumulative voting with respect to the Common Stock.

We have not paid any cash dividends on our shares of Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends is within the discretion of the board of directors. It is the present intention of the board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred stock.

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of Common Stock.

Preferred Stock

Pursuant to the Amended and Restated Charter, the board of directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

Warrants

As of April 13, 2021, there were 15,095,000 warrants outstanding, each exercisable for one share of Common Stock at an exercise price of $11.50 including 11,500,000 in Public Warrants, 3,000,000 in Private Placement Warrants, 445,000 in Private Warrants and 150,000 in Working Capital Warrants.

The term “Public Warrants” refers to each warrant issued in connection with the Company’s initial public offering of its Common Stock (“IPO”) included as part of the Units issued in connection with the IPO, entitling the holder thereof to purchase one share of Common Stock at an exercise price of $11.50 per share.  The term “Private Placement Warrants” refers to each warrant issued in private placements at the time of the consummation of the IPO, entitling the holder thereof to purchase one share of Common Stock at an exercise price of $11.50 per share.  The term “Private Warrants” refers to each warrant issued in a private placement at the time of the consummation of the IPO, entitling the holder thereof to purchase one share of Common Stock at an exercise price of $11.50 per share.  The term Working Capital Warrants refers to each warrant issued upon conversion of working capital loans, entitling the holder thereof to purchase one share of Common Stock at an exercise price of $11.50 per share.

The Public Warrants became exercisable 30 days after the completion of the Business Combination; provided that the Company has an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”) covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, the Company will use its best efforts to file with the Securities and Exchange Commission a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Common Stock issuable upon exercise of the Public Warrants is not effective within the specified period following the consummation of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	at any time during the exercise period;

•	upon a minimum of 30 days’ prior written notice of redemption;

•

if, and only if, the last sale price of the Company’s Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Common Stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Common Stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the Common Stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until after the completion of the Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Private Warrants are identical to the Public Warrants, except that the Private Warrants and the Common Stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or saleable until after the completion of the Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants may be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Working Capital Warrants are identical to the Public Warrants, except that the Working Capital Warrants and the Common Stock issuable upon the exercise of the Working Capital Warrants will not be transferable, assignable or saleable until after the completion of the Business Combination, subject to certain limited exceptions. Additionally, the Working Capital Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Working Capital Warrants are held by someone other than the initial purchasers or their permitted transferees, the Working Capital Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Unit Purchase Option

As of April 13, 2021, there were 75,000 unit purchase options that are exercisable for one share of Common Stock at an exercise price of $10.00 and warrants exercisable for one share of Common Stock at an exercise price of $11.50.  The unit purchase options may be exercised for cash or on a cashless basis, at the holder’s option, and expires on March 17, 2023. The option grants to holders demand and “piggyback” rights for periods of five and seven years, respectively, from March 13, 2018 with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of Common Stock at a price below its exercise price.

Delaware Anti-Takeover Law

Staggered Board of Directors

Pursuant to the Amended and Restated Charter, the board of directors is classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.

Preferred Stock

Pursuant to the Amended and Restated Charter, the board of directors may issue up to 10,000,000 shares of Preferred Stock.  The Preferred Stock could be utilized as a method of discouraging, delaying or preventing a change in control of the Company.  Although we do not currently intend to issue any shares of Preferred Stock, we cannot assure you that we will not do so in the future.

Special Meeting of Stockholders

The Amended and Restated Bylaws provide that special meetings of our stockholders may be called only by a majority vote of the board of directors, by our president or by our chairman or by our secretary at the request in writing of stockholders owning a majority of our issued and outstanding capital stock entitled to vote.

No Stockholder Action by Written Consent

Pursuant to the Amended and Restated Bylaws, no action that is required or permitted to be taken by the stockholders of the Company at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

To be properly brought before an annual meeting of the stockholders, business must be either (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the board of directors, (ii) otherwise brought before the annual meeting by or at the direction of the board of directors, or (iii) otherwise properly brought before the annual meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided, however, that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs.  As set forth in the Amended and Restated Bylaws, a stockholder’s notice to the Secretary shall set forth (a) as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder in such business, and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder and (ii) the class, series and number of shares of capital stock of the Company which are beneficially owned by the stockholder.

Nominations of persons for election to the board of directors at a meeting of stockholders of the Company may be made at such meeting by or at the direction of the board of directors, by any committee or persons appointed by the board of directors or by any stockholder of the Company entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in the Amended and Restated Bylaws. Such nominations by any stockholder shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than sixty (60) days nor more than ninety (90) days prior to the meeting; provided however, that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder’s notice to the Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of the Company which are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations of the Securities and Exchange Commission under Section 14 of the Exchange Act, and (ii) as to the stockholder giving the notice (a) the name and record address of the stockholder and (b) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person shall be eligible for election as a director of the Company unless nominated in accordance with the procedures set forth in the Amended and Restated Bylaws.

These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Exclusive Forum Selection

The Amended and Restated Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, and, if an action is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.

The Amended and Restated Charter provides that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Transfer Agent

The transfer agent, warrant agent and registrar for our Common Stock and Warrants is Continental Stock Transfer & Trust.

Listing of Securities

Our shares of Common Stock and warrants are each traded on the Nasdaq Stock Market LLC, under the symbols “BFI,” and “BFIIW,” respectively.